                        ADDENDUM TO MANAGEMENT AGREEMENT

         This Addendum, dated as of July 1, 2000, supplements the Management
Agreement (the "Agreement") dated as of August 1, 1997, by and between American
Century Strategic Asset Allocations, Inc., ("ACSAA") and American Century
Investment Management, Inc. ("ACIM").

         IN CONSIDERATION of the mutual promises and conditions herein contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

         1. ACIM shall manage the following class (the "New Class") of shares to be issued by ACSAA, and for such management shall receive the Applicable Fee set forth below:

                                                            Average
                                                            Asset                Applicable
Name of Series              Name of Class                   Level                  Fee Rate
--------------              -------------                   -----                  --------

Strategic Allocation:       Institutional Class       0 to $1 billion                .80%
Conservative                                          $1 billion and over            .70%

Strategic Allocation:       Institutional Class       0 to $1 billion                .90%
Moderate                                              $1 billion and over            .80%

Strategic Allocation:       Institutional Class       0 to $1 billion               1.00%
Aggressive                                            $1 billion and over            .90%

         2. ACIM shall manage the New Class in accordance with the terms and conditions specified in the Agreement for its existing management responsibilities.

         IN WITNESS WHEREOF, the parties have caused this Addendum to the
Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                     AMERICAN CENTURY
                                            STRATEGIC ASSET ALLOCATION, INC.

Brian L. Brogan                             David C. Tucker
Assistant Secretary                         Vice President

Attest:                                     AMERICAN CENTURY INVESTMENT
                                            MANAGEMENT, INC.

David H. Reinmiller                         David C. Tucker
Assistant Secretary                         Senior Vice President